Exhibit 99.5

CONSENT OF PROPOSED DIRECTORS

Pursuant to Rule 438 of the Securities Act of 1933, the undersigned hereby consent to being named as proposed directors of CSR plc (“CSR”) in the Registration Statement on Form F-4 of CSR, relating to the proposed merger of SiRF Technology Holdings, Inc. with and into a wholly-owned subsidiary of CSR.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis Bencala and Adam Dolinko and each of them, his true and lawful attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any amendments to this consent and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or their substitute or substitutes may do or cause to be done by virtue hereof.

/S/ DIOSDADO P. BANATAO
Diosdado P. Banatao

/S/ KANWAR CHADHA
Kanwar Chadha

San Jose, California

May 29, 2009